Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185077, 333-187054 , 333-194286, and 333-202285 on Form S-8 of our reports dated February 23, 2016, relating to the consolidated financial statements of Ruckus Wireless, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ruckus Wireless, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 23, 2016